Exhibit 10.10

August 24, 2006
Mr. Mike Drace
US Dry Cleaning Corporation
125 E Tahquitz Canyon, Suite 203
Palm Springs, CA 92262

Re: Engagement Agreement for Investment Banking Services

This letter sets forth an Engagement Agreement (“Agreement”) between Marino Capital Partners, Inc., a California corporation (“MCP”) and US Dry Cleaning Corporation, a Delaware corporation (“USDC” or “Company”).

1. Investment Banking and Advisory Services. MCP will provide a range of investment banking and advisory services to USDC, which may include, however, are not limited to: (a) Underwriting. Upon USDC filing an SB-2 for a secondary registration of shares, MCP will enter into an LOI that will utilize such filing for a firm commitment primary issuance. Proposed Terms of such offering are attached as Exhibit “C”; (b) Private Offering. Raising up to $5 million in capital from institutional investors or other accredited investors either pursuant to terms proposed by the investor or in a Private Offering which shall begin upon delivery of an Offering Circular (“OC”), to be attached as Exhibit “B”, that is satisfactory to MCP, including at minimum the items listed in Section 8 of this Agreement. Completion of the offering will be in 45 days or less from the time the OC is available; in any case, in the event that the Company goes into registration prior to the completion of the offering, upon written notice by the Company such offering will close within 3 business days. Proposed Terms of such offering are attached as Exhibit “D”. Use of proceeds from the offering are to fund EBITDA profitable acquisitions totaling at least $5 million in annualized run rate revenues, based on last trailing quarter’s revenues, and for accounting and legal expenses related to the filing of the SB-2 and underwriting; (c) Debt. Raising up to $5 million in debt from institutional investors or other accredited investors on terms acceptable to Company; (d) introducing USDC to other investment banking and underwriting firms; (e) if requested, recommending potential suitable candidates to help enhance the Board of Directors and Management Team of USDC; and (f) assisting in the negotiation of identified potential acquisition candidates (Al Philips-HI, Delphi Management, Boston Cleaners-Riverside and Team-Fresno), as well as, at the Company’s request, additional acquisition candidates on a going-forward basis.

   2. Exclusive Engagement. With the exception of the carve-outs described in 4.(c) and specifically listed in Exhibit “G”, MCP’s engagement shall be exclusive for

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Telephone (949) 222-1930 Fax (949) 767-5888

the period specified in paragraph 3, below, such that only MCP shall have the right to provide investment banking services to USDC, and to earn compensation in connection with any transaction or any investment by any investors, including with respect to transactor parties, lenders or investors identified by USDC and not necessarily introduced to USDC by MCP. As lead investment banker, MCP shall be permitted to engage other NASD member firms in a selling syndicate and/or third-party finders, provided that all compensation to such parties shall be paid out of the total fees payable to MCP hereunder. No directors or officers of USDC shall receive any additional or separate compensation for their role in any transaction or the sale of USDC securities.

        3. Engagement Period / Termination.

(a) The term of this Agreement (the “Engagement Period”) will expire upon the earlier to occur of (i) 1 year from the date this engagement agreement is executed, or (ii) the mutual written agreement of USDC and MCP.
(b) If, on the date that would otherwise be the termination date of this Agreement, Escrow is open for a scheduled Closing of any transaction or offering, this Agreement shall automatically be extended until that scheduled
Close of Escrow.
   (c) Notwithstanding any other provisions of this Agreement, if at any time during the 12-month period after termination of this Agreement, USDC completes a transaction with a prospective party, lender or investor (or an affiliate of any such entity), that was introduced by MCP to USDC during the Engagement Period, upon the Closing of any such transaction, USDC will be obligated to pay the fees otherwise due to MCP under this Agreement.
   (d) If, during the term of this engagement, USDC is presented with an opportunity to raise capital by another investment bank or agent, while MCP reserves the right of first refusal to lead that effort, MCP agrees to operate in good faith to serve the needs of the Company and, if deemed necessary in its sole judgment, waive its rights to participate or be compensated, should the terms of that effort fall outside MCP’s area of expertise or limitations of its personnel.

   4. MCP Compensation.

   (a) Commitment Fee. In exchange for MCP’s role in preparing for the equity and/or debt capital raise and providing the additional advisory services, including management structure, capital structure and merger and acquisition, USDC hereby agrees to pay MCP a non-refundable commitment fee of $45,000 or $30,000 upon execution of the Agreement with an additional $20,000 due 30 days thereafter.
   (b) Equity and Debt Investments. In exchange for equity and/or convertible debt investments in USDC, collectively referred to herein as “gross investment”, MCP shall receive the following compensation: (i) a success fee equal to 10 percent (10%) of the gross investment, payable in cash at Closing, (ii) a non-accountable expense allowance equal to three percent (3%) of the gross investment, payable in cash at Closing, and (iii) warrants to acquire USDC common stock equal to ten percent (10%) of the gross investment, with an exercise price of one hundred percent (100%) of the price per share established in the transaction, exercisable for five (5) years from the effective date, and containing net issuance, anti-dilution provisions for split adjustments and “piggyback”

4600 Campus Drive, Suite 105, Newport Beach, California 92660
Telephone (949) 222-1930 Fax (949) 767-5888

registration rights, all as mutually agreed to by the parties within sixty (60) days from the date of this Agreement, and (iv) additionally, to the extent that securities sold in any offering include warrants to the investor, upon the exercise of any such warrants, MCP shall be entitled to receive 9% of the gross proceeds received by USDC as a result of such exercise. Provided that MCP stands ready and demonstrates capability to assist in the management of the warrant exercise process, MCP shall be entitled to such compensation even in the event the Company chooses to engage another firm or to manage the process in house. Such management of the warrant exercise process shall not be unreasonably withheld by the Company in order to avoid payment of such fees.
    Performance Warrants: In addition to the foregoing, USDC hereby agrees to pay MCP one warrant for each two dollars raised up to the first $1 million in funding, or upon the Closing of any M&A transaction involving MCP, for a total of 500,000 warrants. Such warrants shall have an exercise price of .25, be exercisable for five (5) years from the effective date, and contain net issuance, anti-dilution provisions for split adjustments and “piggyback” registration rights, such that the shares underlying the warrants are included in the aforementioned SB-2 Filing.

   (c) Carve Outs. Upon execution of this Agreement, USDC agrees to provide a list of its current shareholders as well as those that have been presented with an investment opportunity in USDC and attach it to this agreement as Exhibit “G”. MCP hereby waives its rights to its 10% success fee, reduces its warrant compensation to 5%, and remains entitled to its 3% non-accountable expense fee on investments completed by those listed on Exhibit “G”. Nonetheless, upon request, MCP shall use its best efforts to assist USDC in its attempts to solicit investments (to the extent not prohibited by NASD regulations) from the individuals or entities on this list.

   (d) Purchase or Sale. (M&A):

   (1.) Purchase Transaction. For transactions involving USDC’s purchase of the majority outstanding capital stock or assets of another company, where USDC has requested MCP’s assistance, including, but not limited to Al Philips-HI, Delphi Management Group, Team-Fresno, Boston Cleaners-Riverside and National Dry Cleaners, MCP shall receive upon each closing: (i) a success fee, payable in cash, equal to 2% of the aggregate consideration and (ii) warrants to acquire USDC common stock (or any successor-in-interest to USDC) equal to ten percent (10%) of the aggregate consideration, with an exercise price of one hundred percent (100%) of the price per share established by the lesser of the 20 day VWAP, or if not so quoted during such period, then the share price of the equity at the last private sale of securities by the Company, exercisable for five (5) years from the effective date, and containing net issuance, anti-dilution provisions for split adjustments and “piggyback” registration rights, all as mutually agreed to by the parties within sixty (60) days from the date of this Agreement.

    (2.) Sale Transaction. For any transaction involving a sale of the majority outstanding capital stock of USDC, MCP shall receive upon each closing a success fee, payable in kind as if and when Company receives its cash or kind, MCP shall be paid its prorata portion within 5 business days, equal to 1% of the aggregate consideration.

4600 Campus Drive, Suite 105, Newport Beach, California 92660
Telephone (949) 222-1930 Fax (949) 767-5888

For purposes of this Agreement, aggregate consideration is defined as the greater of, (1) the total amount actually paid to USDC or payable by Acquirer, less any debt repaid or remaining on the books of Company, or (2) the enterprise value assigned to any such transaction by either party thereto, whether due at closing or deferred by the parties, all classes of securities issued and transferred, the principal amount of any notes, the aggregate amounts payable pursuant to any consulting agreements, employment agreements, agreements not to compete and similar agreements, and the aggregate amount of value assigned to any bank or term loans or other debts assumed or refinanced as part of the transaction (the interpretation of which shall not be limited by any book value assigned to assets or liabilities, or any characterization thereof for tax purposes).
   (e) Underwriting. For any primary issuance of corporate securities in an underwritten public offering involving MCP, MCP shall receive an underwriting fee equal to 2% of the gross proceeds; a management fee equal to 2% of the gross proceeds; a non-accountable expense allowance equal to 2% of the gross proceeds, and a selling concession equal to 6% of the gross proceeds, and warrants equal to 10% of the shares issued, with an exercise price equal to 20% greater than the price of the shares offered in the underwriting (such warrants shall be exercisable for five (5) years from the effective date, and contain net issuance, anti-dilution provisions for split adjustments and “piggyback” registration rights). The foregoing fees are to be distributed among the underwriters and syndicate members at MCP’s sole discretion. Additionally, upon the exercise of any warrants issued to the investors, MCP shall be entitled to receive 5% of the gross proceeds received by USDC as a result of such exercise. At MCP’s discretion, up to 50% of the 9% fee may be allocated to participating syndicate members who assist in managing the warrant exercise process. Provided that MCP stands ready and demonstrates capability to assist in the management of the warrant exercise process, MCP shall be entitled to such compensation even in the event the Company chooses to engage another firm or to manage the process in house. Such management of the warrant exercise process shall not be unreasonably withheld by the Company in order to avoid payment of such fees.

   5. Break-Up Fees. In the event MCP has arranged for an investor, lender, sale of securities, or Subscription Agreement deemed acceptable to USDC, and USDC then determines not to conclude the transaction or accept the funds, USDC will nevertheless owe MCP break-up fees or liquidated damages, equal to fifty percent (50%) of the total compensation under this Agreement payable in addition to any retainer amounts paid, as well as remain obligated to reimburse MCP for its direct expenses. Notwithstanding any of the above, no Break-Up fees or liquidated damages will be payable in the event that USDC (i) has advised MCP to cease the services referenced in this paragraph prior to MCP concluding such services or (ii) has determined, in the exercise by its board of its fiduciary duties, that such investment or investor breaches the USA Patriot Act of 2001, the current Anti-Money Laundering compliance guidelines for NASD member firms, or is a competitor the company.

   6. Future Rights. Upon MCP successfully raising a minimum of $3 million in cash equity for Company or upon the occurrence of an event referenced in section (i) of the proviso in paragraph 5, above, USDC hereby agrees to retain/engage MCP in an advisory capacity for a monthly fee of $10,000 per month for services to include general

4600 Campus Drive, Suite 105, Newport Beach, California 92660
Telephone (949) 222-1930 Fax (949) 767-5888

business consulting, investment banking and Mergers and Acquisitions for a 12 month period. MCP agrees to make available a full-time, experienced M&A professional to assist USDC with diligence, negotiation and analysis on an as needed basis; and, upon successful completion of any part of this engagement, MCP shall have the right, at its option, to participate as a Manager or co-Manager in any capital transaction, corporate merger or acquisition, underwriting or offering involving USDC during the subsequent 1 year period, and to earn market fees associated therewith. In the event that another Investment Banker desires to become involved, MCP will negotiate in good faith with the Investment Banker and use commercially reasonable efforts to meet the needs of all parties.

   7. Standard Terms. The “Standard Terms Included in the Marino Capital Partners, Inc. Engagement Agreement with US Dry Cleaning Corporation” attached hereto as Exhibit “A” are hereby incorporated by reference into this Agreement.

   8. Company Duties Upon Execution of this Agreement. Promptly following the execution of this Agreement, Company agrees to:
   (a) Provide MCP with additional information needed to complete an Offering Circular containing a complete review of the business and up to date internally prepared financial affairs of Company through June 30, 2006, including, but not limited to a Balance Sheet, Income Statement, and Statement of Cash flows, proforma financials on acquisition targets that are under LOI or contemplated with USDC; 12 month projections including such acquisitions and any contemplated to be completed as part of the use of proceeds of the offerings contemplated herein, management contracts must be in place for key executives, board of directors must consist of at least 60% non-management board members with relevant experience. Such memorandum must be reviewed and be reasonably acceptable to Company counsel.
                   (b) Notify its attorneys, accountants and bookkeepers, that MCP is USDC’s exclusive investment banker who should be provided full access and knowledge of all documents and communications relevant to the proposed capital raise, excluding any communication covered by attorney-client privilege.
                    (c) CEO must be available for road-shows and corporate presentations both live and telephonically during periods of capital raising upon adequate notice.
   (d) Deliver complete audits and SEC Filings (10KSBs and 10QSBs) through the Quarter ended June 30, 2006 by September 30, 2006.
   (e) Deliver a non-binding Letter of Intent to acquire Al Philips the Cleaners’ Hawaiian operations on terms consistent with those previously discussed with MCP and which do not require financial statement disclosure in any SEC Filing by the Company.
   (f) Secure options to acquire Delphi Management Group (Arizona), Team Cleaners (Fresno, CA) and Boston Cleaners (Riverside, CA) on terms consistent with those previously discussed with MCP and which do not require financial statement disclosure in any SEC Filing by the Company.
   (g) File SB-2 by September 30, 2006, in order to ensure possibility of Q4 2006 underwriting.
   (h) Deliver up to date fully diluted capitalization table including current management structure and contemplated changes along with attendant stock option plans that may accompany such management changes.

4600 Campus Drive, Suite 105, Newport Beach, California 92660
Telephone (949) 222-1930 Fax (949) 767-5888

    (i) Management and members of the Board to complete Questionnaire for Directors, Officers, Key Employees and Principal Shareholders, attached as Exhibit “E”
   (j) Complete MCP Due Diligence Checklist, attached as Exhibit “F”

   If the terms and conditions of this Agreement are acceptable to you, then please execute this Agreement where indicated below and return an originally executed Agreement to me, together with the retainer. Until signed by USDC, this letter is an offer by MCP that expires on August 28, 2006.

SIGNATURE PAGE FOR AUGUST 24, 2006 ENGAGEMENT AGREEMENT

Sincerely,	ACCEPTANCE:
Marino Capital Partners, Inc.	US Dry Cleaning Corporation
a California corporation	a Delaware corporation
/s/ Frank Marino	/s/ Mike Drace
By: Frank Marino	By: Mike Drace
Its: Chief Executive Officer	Its: Chief Executive Officer

4600 Campus Drive, Suite 105, Newport Beach, California 92660
Telephone (949) 222-1930 Fax (949) 767-5888